[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]



        Brocker's Online Billing Solution Enables Power Company to Offer
                Discount Prepaid Cell Phone Service to Customers

AUCKLAND, New Zealand - December 19, 2000. TrustPower, one of New Zealand's largest power companies, has launched a promotion that offers low-cost, pre-paid cell phones to its 230,000 customers. TrustPower is working with Online Telecommunications, a division of Brocker Technology Group (Nasdaq: BTGL, TSE:
BKI), to bring this offer to market. Brocker Online's proprietary billing software enables the phone sale and subsequent recharges to be charged directly to TrustPower customers' electric bills.

Brocker Online Telecommunications developed the software that allows customers to recharge cell phones in real time. When a customer calls the toll free number, the software system identifies the calling number and asks for a PIN. The system verifies the PIN, checks the customer's credit history and credit limit, and allows the customer to recharge up to that limit. The system then reads out a transaction number for the customer's records. The whole transaction takes less than 60 seconds. Data from the transaction is then sent to TrustPower for billing.

Brocker Online purchases excess cellular airtime at a discount from Telecom New Zealand, and resells it. After adding its own margin Brocker is still able give TrustPower customers a lower airtime rate than they could get directly from Telecom.

"We believe that leadership and innovation are essential in our business," said TrustPower National Sales Manager, Chris O'Hara, "so we are continually seeking to develop new initiatives like this one, that we can take to our customers to increase the value to them of their relationship with TrustPower."

"Obviously there are many other potential uses for this billing solution," said Brocker CEO, Michael Ridgway. "Not only utility companies, but any business with a large customer base whom they bill regularly can make use of this innovative way to add value to their customer relationships. It enables them to make many kinds of special offers available to customers, such as this cell phone package, in a way that is convenient for their customers and the business."

About TrustPower

TrustPower (http://www.trustpower.co.nz) is one of New Zealand's most dynamic power supply companies. More than 60% New Zealand owned, TrustPower started business in 1925 as the Tauranga Electric Power Board. The company now has regional offices in Auckland, Wellington and Christchurch and supplies power to more than 230,000 homes and businesses throughout the country.

TrustPower is also a significant generator of power, operating 34 power stations, including the largest wind farm in the Southern Hemisphere.

About Brocker Technology Group Ltd.

Brocker Technology Group Ltd. (http://www.brockergroup.com) is a global innovator in business-to-business communications focusing on application development, consulting services, online services, and vendor services (Brocker's original technology distribution and service business). Brocker's e-

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communications products,  collectively called EC Suite (Enterprise Communication
Suite), include Supercession http://www.supercession.com (e-business transaction
processing   software),   Bloodhound   http://www.bloodhound.co.nz   (one-number
communication & unified messaging software) and Powerphone (caller ID software that also displays all of the client's transaction history). Brocker has
established   partnering   agreements  with  KPMG  and   PeopleSoft.   Brocker's
Supercession is designed to integrate with PeopleSoft's non-internet based ERP software.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


COMPANY CONTACT:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz